SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant ☐
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

AMKOR TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)
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1900 South Price Road
Chandler, Arizona 85286

April 7, 2008

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Amkor Technology, Inc. The Annual Meeting will be held on Monday, May 5, 2008 at 10:00 a.m., at the Crowne Plaza Valley Forge Hotel, located at 260 Mall Blvd., King of Prussia, Pennsylvania 19406, telephone number (610) 265-7500.

The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

We also encourage you to read the Annual Report. It includes information about our company, as well as our audited financial statements. A copy of our Annual Report was previously sent to you or is included with this Proxy Statement.

Please use this opportunity to take part in the affairs of Amkor by voting on the business to come before this meeting. Whether or not you plan to attend the meeting in person, please complete, sign, date and return the accompanying proxy in the enclosed postage-prepaid envelope or submit your proxy by internet or telephone to ensure that your shares are represented at the Annual Meeting. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

James J. Kim
Chairman of the Board and
Chief Executive Officer

AMKOR TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 5, 2008

Dear Amkor Stockholder:

On Monday, May 5, 2008, Amkor Technology, Inc., a Delaware corporation, will hold its 2008 Annual Meeting of Stockholders at the Crowne Plaza Valley Forge Hotel, located at 260 Mall Blvd., King of Prussia, Pennsylvania 19406, telephone number (610) 265-7500. The meeting will begin at 10:00 a.m.

Only stockholders of record who held shares of Amkor common stock at the close of business on March 20, 2008 may vote at this meeting or any adjournments or postponements that may take place. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by the stockholders for any purpose relating to the meeting at our principal executive offices at 1900 South Price Road, Chandler, Arizona for a period of at least ten days prior to the meeting. The list also will be available at the Annual Meeting.

At the meeting stockholders will be asked to:

1. Elect the Board of Directors.

2. Ratify the appointment of our independent registered public accounting firm for 2008.

3. Transact such other business properly presented at the meeting.

The Board of Directors recommends that you vote in favor of the two proposals outlined in this proxy statement.

The approximate mailing date of this proxy statement and proxy card is April 7, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

Gil C. Tily
Corporate Vice President, General Counsel and
Corporate Secretary

April 7, 2008
Chandler, Arizona

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-prepaid envelope, or submit your proxy by internet or telephone.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 5, 2008. The Proxy Statement for the 2008 Annual Meeting of Stockholders and our Annual Report to Stockholders for the year ended December 31, 2007 are available at: www.edocumentview.com/amkr

AMKOR TECHNOLOGY, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by Amkor Technology, Inc.’s Board of Directors. The proxies will be voted at the Annual Meeting of Stockholders to be held on Monday, May 5, 2008, at 10:00 a.m., and at any adjournments or postponements that may take place.

The Annual Meeting will be held at the Crowne Plaza Valley Forge Hotel, located at 260 Mall Blvd., King of Prussia, Pennsylvania 19406, telephone number (610) 265-7500. Our principal executive offices are located at 1900 South Price Road, Chandler, Arizona 85286, telephone number (480) 821-5000.

We intend to mail definitive copies of these proxy materials on or about April 7, 2008 to stockholders of record who held our common stock at the close of business on March 20, 2008.

The following is important information in a question-and-answer format regarding the Annual Meeting and this proxy statement.

Q:	What may I vote on?

A:	1. The election of seven nominees to serve on our Board of Directors; and

2. The ratification of the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for the year ending December 31, 2008.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR each of the director nominees, and FOR the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2008.

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on March 20, 2008 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. As of the Record Date, 182,534,415 shares of Amkor’s common stock were issued and outstanding.

Q:	How do I vote?

A:	Registered holders may vote:

• In person at the Annual Meeting;

• By mail by signing and dating each proxy card you receive and returning it in the postage-prepaid envelope; or

• By internet or telephone, by following the instructions on the proxy card.

If your shares are held by a bank, brokerage firm or other record holder, please refer to your proxy card or other information provided to you for instructions on how to vote.

Q:	How can I change my vote or revoke my proxy?

A:	If you are a registered holder, you have the right to revoke your proxy and change your vote at any time before the meeting by submitting a later-dated proxy by mail, internet or telephone or by mailing a written notice of revocation to the attention of Amkor’s Secretary, Amkor Technology, Inc., 1900 South Price Road, Chandler, Arizona 85286. If your shares are held by a bank, brokerage firm or other record holder, please contact that firm or holder for instructions on how to change your vote or revoke your proxy.

Q:	What does it mean if I get more than one proxy card?

A:	It means you hold shares registered in more than one account. Submit all proxies to ensure that all your shares are voted.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares. Shares may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and action to be validly taken. If you submit a properly executed proxy, even if you abstain from voting, then your shares will be counted toward the presence of a quorum. Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A withheld vote is the same as an abstention. If a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (broker non-votes), those shares will not be counted as present or represented for purposes of determining whether stockholder approval of that matter has been obtained but will be counted for purposes of establishing a quorum.

Q:	Who can attend the Annual Meeting?

A:	All stockholders as of the Record Date may attend. For stockholders of record, government-issued picture identification will be required to enter the meeting. If your shares are held in street name, please bring proof of share ownership with you to the Annual Meeting as well as your government-issued picture identification. A copy of your brokerage account statement or an omnibus proxy (which you can get from your broker) will serve as proof of share ownership. Individuals arriving at the meeting site will not be admitted unless we can verify ownership as of the Record Date as described above or by some other means.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the 2008 Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your proxy gives authority to James J. Kim, Amkor’s Chief Executive Officer, and Kenneth T. Joyce, Amkor’s Chief Operating Officer and Chief Administrative Officer, to vote your shares on such matters at their discretion.

Q:	How and when may I submit proposals for the 2009 Annual Meeting?

A:	To have your proposal included in our proxy statement and form of proxy for the 2009 Annual Meeting of Stockholders, we must receive your written proposal no later than December 8, 2008. You may submit proposals after this date for consideration at the 2009 Annual Meeting of Stockholders, but we are not required to include any proposal submitted after this date in the proxy statement or proxy card.

If you submit a proposal for the 2009 Annual Meeting after January 7, 2009, the proxy for the 2009 Annual Meeting may confer upon management authority to vote on your proposal at their discretion.

All proposals must, under law, be an appropriate subject for stockholder action and must be submitted in writing to Amkor’s Secretary, Amkor Technology, Inc., 1900 South Price Road, Chandler, Arizona 85286. You should also be aware of certain other requirements you must meet to have your proposal brought before the 2009 Annual Meeting. These requirements are explained in Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

Q:	Who is soliciting proxies?

A:	This solicitation of proxies is made by the Board of Directors. All related costs will be borne by Amkor.

We have retained the services of Georgeson Shareholder to aid in the distribution of Annual Meeting materials to brokers, bank nominees and other institutional owners. We estimate we will pay Georgeson Shareholder a fee of approximately $2,500 for such services.

Proxies may also be solicited by certain of Amkor’s officers and regular employees, without additional compensation, in person or by telephone or facsimile.

PROPOSAL ONE

ELECTION OF DIRECTORS

There are seven incumbent candidates nominated for election to the Board of Directors (“Board of Directors” or “Board”) this year. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the seven nominees named below. Each nominee has consented to be named as a nominee in this proxy statement and to serve as a director if elected. Should any nominee become unable or decline to serve as a director or should additional persons be nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees identified below as possible (and, if additional nominees have been designated by the Board to fill any vacancies, in such manner as to elect such additional nominees). Our nominees for the election of directors include five independent directors, as defined in the applicable rules for companies traded on Nasdaq. At the recommendation of our Nominating and Governance Committee, the Board has selected the nominees to serve as directors for a one-year term until our next annual meeting or until their successor is duly elected. We expect that each nominee will be able to serve as a director.

Required Vote

Directors are elected by a plurality of votes cast, so the seven candidates receiving the highest number of affirmative votes cast will be elected as directors. Votes withheld and broker non-votes are not counted toward the total votes cast in favor of a nominee.

The Board unanimously recommends a vote FOR the
election of each of the nominees for director below.

Nominees for the Board of Directors

The following table sets forth the names and the ages as of March 31, 2008 of our seven incumbent directors who are being nominated for re-election to the Board of Directors.

Name	Age	Position

James J. Kim	72	Chairman and Chief Executive Officer
Roger A. Carolin(1)(2)(4)	52	Director
Winston J. Churchill(3)(4)	67	Director
John T. Kim	38	Director
John F. Osborne(1)(2)(4)	63	Director
Constantine N. Papadakis(2)(3)(4)	62	Director
James W. Zug(1)(3)(4)	67	Director

Notes

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating and Governance Committee.

(4)	Qualifies as “independent” under the definition set forth in the Nasdaq listing standards and U.S. Securities and Exchange Commission (“SEC”) regulations, as determined by the Board of Directors.

Biographies of Nominees for the Board Of Directors

James J. Kim.  James J. Kim, 72, has served as our Chairman and Chief Executive Officer since September 1997. Mr. Kim founded our predecessor, Amkor Electronics, Inc., in 1968 and served as its Chairman from 1970 to April 1998. Mr. James J. Kim is the father of John T. Kim, a member of our Board.

Roger A. Carolin.  Roger A. Carolin, 52, was elected to our Board of Directors in February 2006. Mr. Carolin is currently a Venture Partner at SCP Partners, a multi-stage venture capital firm with over $800 million under management that invests in technology-oriented companies. At SCP, Mr. Carolin works to identify attractive investment opportunities and assists portfolio companies in the areas of strategy development, operating management and intellectual property. Mr. Carolin co-founded CFM Technologies, Inc., a global manufacturer of semiconductor process equipment, and served as its Chief Executive Officer for 10 years until the company was acquired. Mr. Carolin formerly worked for Honeywell, Inc. and General Electric Co., where he developed test equipment and advanced computer systems for on-board missile applications. Mr. Carolin holds a B.S. in Electrical Engineering from Duke University and an M.B.A. from Harvard Business School.

Winston J. Churchill.  Winston J. Churchill, 67, has been a director of Amkor since July 1998. Mr. Churchill is the managing general partner of SCP Partners, a multi-stage venture capital firm with over $800 million under management that invests in technology-oriented companies. Mr. Churchill is also Chairman of CIP Capital Management, Inc., an SBA-licensed private equity fund. Previously, Mr. Churchill was a managing partner of Bradford Associates, which managed private equity funds on behalf of Bessemer Securities Corporation and Bessemer Trust Company. From 1967 to 1983, Mr. Churchill practiced law at the Philadelphia firm of Saul Ewing, LLP, where he served as Chairman of the Banking and Financial Institutions Department, Chairman of the Finance Committee and was a member of the Executive Committee. Mr. Churchill is a director of Griffin Land and Nurseries, Inc., Innovative Solutions and Support, Inc. and of various SCP portfolio companies. In addition, he serves as a director on the boards of a number of charities and as a trustee of educational institutions including Fordham University, Georgetown University, Immaculata University, the Gesu School and the Young Scholars Charter School. From 1989 to 1993, Mr. Churchill served as Chairman of the Finance Committee of the Pennsylvania Public School Employees’ Retirement System.

John T. Kim.  John T. Kim, 38, has been a director of Amkor since August 2005. Mr. Kim served in various capacities at Amkor between 1992 and 2005, as an Amkor employee and as an employee of our predecessor, Amkor Electronics, Inc., including as Director of Investor Relations, Director of Corporate Development and as Director of Procurement. Mr. Kim resigned as an Amkor employee when he was elected to our Board of Directors. Mr. John T. Kim is the son of James J. Kim, our Chief Executive Officer and Chairman.

John F. Osborne.  John F. Osborne, 63, has been a director of Amkor since August 2007. Since January 1998, Mr. Osborne has been President of Competitive Customer Support, an advisor to companies that manufacture integrated circuits or supply materials, equipment and services to the microelectronics industry. From 1988 to 1996, Mr. Osborne was a member of the executive staff of Lam Research, a leading equipment supplier to the integrated circuit industry. At Lam, Mr. Osborne held the positions of Vice President of Strategic Development, Vice President of Quality and Vice President of Customer Support. Prior to joining Lam, Mr. Osborne held management positions at both Motorola, Inc. and Royal Philips Electronics from 1967 to 1985. Mr. Osborne serves on the board of directors of Electroglas, Inc. and the Strategic Advisory Board of DuPont Electronic Technologies. Mr. Osborne holds a degree in Metallurgical Engineering from the Colorado School of Mines.

Constantine N. Papadakis.  Constantine N. Papadakis, 62, has been a director of Amkor since August 2005. Dr. Papadakis is President of Drexel University, a position he has held since 1995. From 1986 to 1995, Dr. Papadakis was Dean of the College of Engineering at the University of Cincinnati, and from 1984 to 1986 he was Professor and Head of the Civil Engineering Department of Colorado State University. Prior to returning to academia, Dr. Papadakis served as Vice President of Tetra Tech Inc., a Honeywell subsidiary, as Vice President of STS Consultants, Ltd., and at several engineering positions with Bechtel Power Corporation. He presently serves on the board of directors of Aqua America, CDI Corp, Mace Security International, Inc., Met-Pro Corporation, the Philadelphia Stock Exchange, and various charitable and civic organizations.

James W. Zug.  James W. Zug, 67, has been a director of Amkor since January 2003. Mr. Zug retired from PricewaterhouseCoopers in 2000 following a 36-year career at PricewaterhouseCoopers and Coopers & Lybrand, both public accounting firms. From 1998 until his retirement, Mr. Zug was Global Leader — Global Deployment for PricewaterhouseCoopers. From 1993 to 1998, Mr. Zug was Managing Director International for Coopers & Lybrand. He also served as the audit partner for a number of public companies over his career. PricewaterhouseCoopers is Amkor’s independent registered public accounting firm; however, Mr. Zug was not involved with servicing Amkor during his tenure at PricewaterhouseCoopers. Mr. Zug serves on the board of directors of Allianz Funds, the Brandywine Group of mutual funds and Teleflex, Inc. Mr. Zug served on the board of directors of SPS Technologies, Inc. and Stackpole Ltd. prior to the sale of both of these companies in 2003.

CORPORATE GOVERNANCE

Board and Committee Meetings

The Board of Directors held ten meetings and acted by unanimous written consent on four occasions during 2007. Each director attended at least 75 percent of all Board of Directors and applicable committee meetings.

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. All Committee members are appointed by the Board of Directors.

Audit Committee

We have a separately-designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee is comprised of Messrs. Zug, Carolin and Osborne. Our Board of Directors has determined that each of Messrs. Zug, Carolin and Osborne meets the independence and financial sophistication requirements set forth in the Nasdaq listing standards and SEC regulations. In addition, the Board has determined that each of Messrs. Zug, Carolin and Osborne qualifies as an “audit committee financial expert” as defined in SEC regulations.

Among its responsibilities, the Audit Committee:

•	pre-approves all audit and non-audit services provided to Amkor by Amkor’s independent registered public accounting firm;

•	has sole authority for overseeing the work of the independent registered public accounting firm;

•	reviews and provides guidance on the external audit and Amkor’s relationship with its independent registered public accounting firm;

•	reviews and discusses with management and the independent registered public accounting firm the contents of periodic reports filed with the SEC and Amkor’s earnings releases;

•	reviews and approves any related party transactions;

•	discusses with management and internal audit representatives the activities, organizational structure and qualifications of our internal audit function;

•	reviews any reports by management or our internal auditors regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls and any fraud that involves management or other employees who have a significant role in our internal controls;

•	oversees compliance with SEC requirements for the disclosure of the services provided by our independent registered public accounting firm and the Audit Committee’s members, member qualifications and activities;

•	reviews any legal matters that the general counsel determines could have a significant impact on our financial statements;

•	provides a review of our policies and practices with respect to financial risk management;

•	institutes special investigations as the Audit Committee determines to be appropriate and necessary; and

•	oversees procedures for the confidential, anonymous submission by employees of concerns regarding accounting, internal controls or audit matters.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at http://www.amkor.com. The Audit Committee met seven times in 2007 apart from regular meetings with the entire Board, and acted by unanimous written consent on one occasion. In executing its responsibilities, Audit Committee members regularly communicate with our management and independent registered public accounting firm.

Compensation Committee

The Compensation Committee is comprised of Dr. Papadakis and Messrs. Carolin and Osborne. The Compensation Committee’s duties include:

•	annually reviewing and approving the compensation policy for our executive officers and directors;

•	reviewing and approving the forms of compensation to be provided to our executive officers, and reviewing, approving and making recommendations to the Board of Directors regarding the general compensation goals, guidelines and bonus criteria for our employees;

•	administering and interpreting the terms and conditions of all current and future equity incentive plans;

•	reviewing and making recommendations to the Board of Directors regarding other plans that provide for compensation to our employees, directors and consultants;

•	reviewing and approving any material amendments to our 401(k) plan;

•	preparing and providing a report for inclusion in our annual proxy statement; and

•	authorizing the repurchase of shares from terminated employees.

During 2007, the Compensation Committee met ten times apart from regular meetings with the entire Board of Directors. The Board has adopted a written charter for the Compensation Committee, a copy of which is available on our website at http://www.amkor.com.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of Mr. Churchill, Dr. Papadakis and Mr. Zug. The Nominating and Governance Committee, among its other duties:

•	evaluates the current composition, organization and governance of the Board of Directors and its Committees and makes recommendations to the Board of Directors based on that evaluation;

•	periodically assesses desired Board member qualifications, expertise and characteristics for potential Board members, and evaluates and proposes nominees to the Board of Directors based on those criteria;

•	develops policies and procedures regarding the review and recommendation of nominees for director;

•	oversees the Board of Directors’ performance evaluation process;

•	evaluates and makes recommendations to the Board of Directors concerning the appointment of directors to Board Committees, the selection of Committee chairpersons, and the proposal of a slate of nominees for election to the Board of Directors;

•	evaluates and recommends termination of individual Board members in accordance with our Corporate Governance Guidelines;

•	periodically reviews and re-examines the Nominating and Governance Committee’s Charter and proposes changes to the Board of Directors; and

•	develops and recommends Corporate Governance Guidelines for the Board of Directors, and periodically reviews these guidelines as well as our corporate governance practices and procedures.

The Board has adopted a written charter for the Nominating and Governance Committee, which is available on our website at http://www.amkor.com. The Nominating and Governance Committee met ten times during 2007 apart from regular meetings with the Board.

The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of our company at the time nominees are considered. The Nominating and Governance Committee considers factors including character, judgment, independence, age, expertise, diversity of experience, length of service and other commitments.

The Nominating and Governance Committee will consider the above factors for nominees identified by the Nominating and Governance Committee. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of nomination. The Nominating and Governance Committee does not currently use the services of any third party search firm to assist in the identification or evaluation of Board member candidates. The Nominating and Governance Committee may, however, use such services in the future as it deems necessary or appropriate.

It is the policy of the Nominating and Governance Committee to consider both recommendations and nominations from stockholders for candidates to the Board of Directors. Stockholders wishing to recommend a candidate for consideration by the Nominating and Governance Committee for election to the Board of Directors can do so by writing to our Corporate Secretary at our principal executive offices. Stockholders shall give such candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Amkor within the last three years, written indication of the candidate’s willingness to serve if elected, and evidence of the nominating person’s ownership of Amkor stock. Nominations for consideration at the 2009 Annual Meeting of Stockholders must be received by our Corporate Secretary no later than December 8, 2008.

Director Independence

The Board of Directors has determined that each of Messrs. Carolin, Churchill, Osborne, Papadakis and Zug is independent under the Nasdaq listing standards and SEC rules. In reaching a determination that Mr. Churchill is independent under the Nasdaq listing standards and SEC rules, the Board of Directors considered certain relationships between entities affiliated with Mr. Churchill and entities affiliated with James J. Kim. These relationships include transactions, investments or partnerships in which Mr. Churchill and Mr. Kim, or entities affiliated with them, have a direct or indirect financial interest. None of these relationships involved Amkor. The Board determined that Mr. Churchill satisfies the independence requirements set forth by both Nasdaq and the SEC.

Communications with the Board of Directors

Although we do not currently have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by writing to us at Amkor Technology, Inc., Attn: Corporate Secretary, 1900 South Price Road, Chandler, Arizona 85286. Stockholders who would like their submission directed to a particular Board member may so specify, and the communication will be forwarded, as appropriate.

Corporate Governance Guidelines and Codes of Ethics

Our Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethical Guidelines which applies to all of our officers and employees worldwide, and a separate Director Code of Ethics which applies to our directors. These documents are available on our website under the heading “Corporate Governance” at http://www.amkor.com.

Executive Sessions

Consistent with our Corporate Governance Guidelines, the non-employee directors of the Board regularly hold executive sessions. The Audit Committee, in accordance with its charter, meets separately with our Chief Financial Officer throughout the year to review our financial affairs, and meets separately in sessions with the independent auditors and internal auditors at such times the Committee deems appropriate to fulfill its responsibilities under the charter. The Nominating and Governance and Compensation Committees also meet in executive session as deemed appropriate.

Annual Meeting Attendance

All directors are encouraged, but not required, to attend our Annual Meeting of Stockholders. Six of our incumbent directors attended the 2007 Annual Meeting of Stockholders.

Certain Relationships and Related Transactions

Related Party Transactions

As of February 29, 2008, Mr. James J. Kim and members of his immediate family and related trusts beneficially owned approximately 44.59% of our outstanding common stock.

In November 2005, we sold $100.0 million of our 6.25% Convertible Subordinated Notes due 2013 in a private placement to James J. Kim, Chairman and Chief Executive Officer and certain Kim family members. The full amount of the notes remains outstanding and the aggregate amount of interest paid to Mr. Kim and his family members in respect of these notes was $6.3 million in 2007.

We purchase leadframe inventory from Acqutek Semiconductor & Technology Co., Ltd. James J. Kim, our Chairman and Chief Executive Officer, owns approximately 17.7% of Acqutek Semiconductor & Technology Co., Ltd. The purchases are arms length and on terms consistent with our non-related party vendors. During 2007, purchases from Acqutek Semiconductor & Technology Co., Ltd. were $18.7 million. Amounts due to Acqutek Semiconductor & Technology Co., Ltd. at December 31, 2007 were $1.9 million.

Mr. JooHo Kim is an employee of Amkor and a brother of Mr. James J. Kim, our Chairman and Chief Executive Officer. Mr. JooHo Kim, together with his wife and children, own 96.1% of Jesung C&M, a company that provides cafeteria services to Amkor Technology Korea, Inc. The services provided by Jesung C&M are subject to competitive bid. During 2007, purchases from Jesung C&M were $6.2 million. Amounts due to Jesung C&M at December 31, 2007 were $0.5 million.

Review and Approval of Related Party Transactions

We review all relationships and transactions in which we and our directors, executive officers or their immediate family members are participants, to determine whether such persons have a direct or indirect material interest. Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether we or a related party have a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are disclosed in our proxy statement. In addition, pursuant to the Audit Committee Charter, the Audit Committee reviews and approves any related party transaction that is required to be disclosed. In the course of its review and approval of a disclosable related party transaction, the Audit Committee considers:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related party;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote respecting approval of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Compensation Committee Interlocks and Insider Participation

During 2007, the Compensation Committee of our Board of Directors consisted of Dr. Papadakis, Messrs. Carolin and Osborne and our former director Mr. Hinckley, who did not stand for re-election in August of 2007. Mr. Osborne replaced Mr. Hinckley on the Compensation Committee in August 2007. No member of the Compensation Committee was an officer or employee of Amkor or any of Amkor’s subsidiaries during 2007, or had any relationship requiring disclosure under SEC regulations. None of Amkor’s Compensation Committee members or executive officers has served on the board of directors or on the compensation committee of any other entity one of whose executive officers served on our Board of Directors or on our Compensation Committee.

DIRECTOR COMPENSATION

Annual Retainer and Meeting Fees

We do not compensate directors who are also employees or officers of our company for their services as directors. During 2007, non-employee directors received an annual retainer, which is paid quarterly, and Board and committee meeting fees. The cash compensation paid to our non-employee Board members in 2007 is set forth in the following table.

Annual Retainer for Board Members(1)	$35,000
Additional Annual Retainer for Committee Chairs:
Audit Committee	10,000
Compensation Committee	5,000
Nominating and Governance Committee	5,000
Fee per Regularly Scheduled Board and Committee Meeting	2,000
Telephonic Board or Committee Meetings:
Up to 30 Minutes(2)	500
Between 30 Minutes and one hour(2)	1,000
Longer than one hour(2)	2,000
Other Fees(3)	500 - 2,000

Notes

(1)	Effective as of February 5, 2008, the annual retainer for Board members was increased to $50,000.

(2)	Effective February 5, 2008, the fee for telephonic Board and committee meetings was changed to $1,000 per meeting, without regard to the length of the meeting.

(3)	During 2007, the members of the Audit Committee received a fee of $500 for review of each Quarterly Report on Form 10-Q and a fee of $2,000 for review of our Annual Report on Form 10-K. Effective February 5, 2008, these fees have been eliminated.

In addition to the retainer and meeting fees, we also reimburse non-employee directors for travel and other reasonable out-of-pocket expenses incurred by them in attending Board and Committee meetings.

Equity Compensation

Each non-employee director received, upon re-election to the Board of Directors at our 2007 Annual Meeting, options to purchase 10,000 shares of our common stock under the terms of our 1998 Director Stock Plan, which was initially adopted by our Board of Directors in January 1998 (the “1998 Director Stock Plan”). The director option grants are automatic and non-discretionary. The 1998 Director Stock Plan provides for an initial grant of options to purchase 20,000 shares of our common stock to each new non-employee director when such individual first becomes a director. In addition, each non-employee director is automatically granted an additional option to purchase 10,000 shares of our common stock when the director is re-elected to the Board of Directors by our stockholders, provided that the director has served on our Board for at least six consecutive months prior to his re-election.

Director option grants have a term of ten years and vest in three equal installments on the anniversary dates of the date of grant. Subject to certain customary exceptions, unvested and unexercised vested options are forfeited if a director ceases to be a member of the Board of Directors. In the event of a merger or sale of all or substantially all of our assets, the acquiring entity or corporation may either assume all outstanding options or may substitute equivalent options. Following an assumption or substitution, if the director is terminated, other than upon a voluntary resignation, any assumed or substituted options will vest and become exercisable in full. If the acquiring entity does not either assume all of the outstanding options or substitute an equivalent option, each option issued will immediately vest and become exercisable in full. The 1998 Director Stock Plan terminated in January 2008.

In August 2007, the Stockholders approved the 2007 Equity Incentive Plan (the “2007 Equity Plan”). The 2007 Equity Plan was effective as of January 1, 2008, and contains terms substantially similar to the 1998 Director Stock Plan with respect to grants to non-employee directors. Future grants to non-employee directors will be granted under the 2007 Equity Plan. In February 2008, the Board approved an increase in the annual non-discretionary grant to non-employee directors. Effective with the 2008 Annual Meeting of Stockholders, each non-employee director will automatically be granted an additional option to purchase 20,000 shares of our common stock when the director is re-elected to the Board of Directors by our stockholders.

Summary Director Compensation Table for 2007

The following table shows compensation information for our non-employee directors for the year ended December 31, 2007.

							Change in
							Pension
							Value and
	Fees					Non-Equity	Nonqualified
	Earned					Incentive	Deferred
	or Paid		Stock	Option		Plan	Compensation	All Other
Name	in Cash		Awards	Awards(2)		Compensation	Earnings	Compensation	Total

Roger A. Carolin	$76,500	(1)	—	52,788	(3)(4)(5)	—	—	—	$129,288
Winston J. Churchill	78,500		—	43,104	(3)(5)	—	—	—	121,604
Gregory K. Hinckley	139,750	(1)	—	—		—	—	—	139,750
John T. Kim	54,500		—	50,410	(3)(5)	—	—	—	104,910
John F. Osborne	36,000	(1)	—	21,386	(3)	—	—	—	57,386
Constantine N. Papadakis	168,000	(1)	—	50,410	(3)(5)	—	—	—	218,410
James W. Zug	184,000	(1)	—	43,104	(3)(5)	—	—	—	227,103

Notes

(1)	Includes fees that were earned during the year ended December 31, 2007, but paid in the current year as follows: Mr. Carolin — $2,000; Mr. Osborne — $2,000; and Dr. Papadakis — $2,000. Also includes fees earned by the directors for service on special committees of the Board during 2007 as follows: Dr. Papadakis — $90,000; Mr. Zug — $90,000 and Mr. Hinckley — $90,000.

(2)	The amounts in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123(R) Share-Based Payment (“SFAS No. 123(R)”), and may include amounts from awards granted in and prior to 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 to our Consolidated Financial Statements for the year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the SEC on February 25, 2008.

(3)	Under the director compensation program, non-employee directors received an annual grant of 10,000 stock options upon re-election. For 2007, stock options were granted on August 6, 2007 with an exercise price of $10.97, the closing price of our common stock on the date of grant. The fair value of each of these annual director grants was $79,725 or $7.97 per share. One-third (1/3) of the options become exercisable on each of the first, second and third anniversaries of the grant date.

(4)	Upon initial election to the Board, directors are granted options to purchase 20,000 shares of our common stock. Mr. Osborne was granted, in connection with his election to our Board of Directors on August 6, 2007, options to purchase 20,000 shares of our common stock at an exercise price of $10.97, the closing price of our common stock on the date of grant. The fair value of this initial director grant was $159,450, or $7.97 per share. One-third of the options granted become exercisable on each of the first, second and third anniversaries of the grant date.

(5)	Outstanding stock options as of December 31, 2007 for Amkor’s directors are as follows: Mr. Churchill — 85,000; Mr. Kim — 40,000; Mr. Carolin — 40,000; Dr. Papadakis — 40,000; Mr. Osborne — 20,000; and Mr. Zug — 63,333. None of our directors hold any other stock awards.

EXECUTIVE OFFICERS

The name, age, position and a brief account of the business experience of our Chief Executive Officer and each of our other executive officers as of March 1, 2008 is set forth below.

Name	Age	Position

James J. Kim.	72	Chairman and Chief Executive Officer
Kenneth T. Joyce	60	Executive Vice President, Chief Operating Officer and Chief Administrative Officer
Joanne Solomon	42	Corporate Vice President and Chief Financial Officer
KyuHyun Kim	59	President, Amkor Technology Korea and Head of Worldwide Manufacturing Operations
James M. Fusaro	45	Corporate Vice President, Wire Bond Products
Gil C. Tily	54	Corporate Vice President and General Counsel

James J. Kim.  For a brief biography on Mr. Kim, please see “Proposal One — Election of Directors.”

Kenneth T. Joyce.  Kenneth T. Joyce, 60, was appointed to the position of Chief Operating Officer in February 2008. Mr. Joyce also serves as our Executive Vice President (a position he assumed in 1999) and Chief Administrative Officer (a position he assumed in November 2007). Prior to his appointment as Chief Administrative Officer, Mr. Joyce had served as Amkor’s Chief Financial Officer since July 1999. Mr. Joyce began his accounting career in 1971 at KPMG Peat Marwick, and is a certified public accountant. Mr. Joyce earned a B.S. in Accounting from Saint Joseph’s University and an M.B.A. in Finance from Drexel University.

Joanne Solomon.  Joanne Solomon, 42, was appointed Corporate Vice President and Chief Financial Officer in November 2007. Prior to assuming her current position, Ms. Solomon served as our Senior Vice President of Finance and Corporate Controller since 2006. Ms. Solomon joined Amkor in 2000 and has held a number of finance and accounting positions, including Senior Vice President Finance and Treasurer, Vice President Finance and Business Assurance, Vice President Financial Planning and Analysis, and Senior Director Reporting and Analysis. Ms. Solomon also worked at PricewaterhouseCoopers for 10 years, and is a certified public accountant. Ms. Solomon holds a Bachelor’s degree in Business and Administration from Drexel University and an M.B.A. in International Management from the Thunderbird School of Global Management.

KyuHyun Kim.  KyuHyun Kim, 59, has served as Head of Amkor’s Worldwide Manufacturing Operations since 2006 and as President of Amkor Technology Korea, Inc. since 2000. Prior to joining Amkor, Mr. Kim served in various positions at Anam Semiconductor, Inc. and its affiliates, including as President of Anam Semiconductor, Inc., President of the Chief Executive Office of the Anam Group, and Manager of Finance and Accounting of Anam Industrial Ltd. Mr. Kim earned a Bachelor of Commerce degree in International Trade from Myung-JI University. Mr. KyuHyun Kim is not related to James J. Kim, our Chairman and Chief Executive Officer.

James M. Fusaro.  James M. Fusaro, 45, has served as our Corporate Vice President of Wire Bond Products since February 2005. Prior to assuming his current position, Mr. Fusaro served as Amkor’s Senior Vice President and General Manager of Amkor’s Japan operations from May 2002. Mr. Fusaro joined Amkor in 1997 and has served as Amkor’s Vice President of Chip Scale Products and Senior Vice President of Laminate Products. Prior to joining Amkor, Mr. Fusaro was a Senior Principle Engineer at Motorola Semiconductor Products Sector. Mr. Fusaro also spent nine years working in the Aerospace sector, working at United Technologies, Pratt & Whitney and Allied Signal-Garrent Auxiliary Power Division. Mr. Fusaro earned a B.S. in Mechanical Engineering at Arizona State University and an M.S. in Mechanical Engineering from Rensselaer Polytechnic Institute.

Gil C. Tily.  Gil C. Tily, 54, has served as Corporate Vice President and General Counsel since he joined Amkor in June 2007. Prior to joining Amkor, Mr. Tily was a partner in the law firm of Dechert LLP where he worked for 28 years. Mr. Tily holds an A.B. in Politics from Princeton University and a J.D. from the University of Pittsburgh School of Law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary objectives of our compensation program are to attract personnel for positions of substantial responsibility, to provide incentives for such persons to perform to the best of their abilities, and to promote the success of our business. The subcontracted semiconductor packaging and test market is very competitive. To effectively compete and succeed in this market, we need to ensure that we have key senior management and technical personnel with the talent, leadership and commitment needed to operate our business, create new technologies, anticipate and effectively respond to new challenges, and to make and execute difficult decisions.

These objectives guide our Chief Executive Officer as he seeks to design pay packages with an appropriate mix of fixed and variable compensation and thereby enable Amkor to recruit and motivate key executives while maintaining a reasonable cost structure relative to our competitors. The Compensation Committee evaluates the compensation packages, as presented by the Chief Executive Officer, based on the foregoing objectives. The Compensation Committee retained an outside compensation consultant to assist the Compensation Committee in establishing competitive compensation packages for 2007. The compensation consultant reports to the Compensation Committee and provides it with compensation and peer group data, among other data points. Our 2007 compensation program contains standard elements such as base salary, performance-based bonus opportunities and equity awards. As part of our effort to respond as necessary and appropriate to rapid changes within our industry, we have placed increasing emphasis on variable pay for our more senior level executives. This practice ensures that our most senior level executives are held accountable to stockholders for our operational and financial performance.

It is the philosophy of the Chief Executive Officer that annual equity grants are of limited usefulness as a key element of compensation for our executives because of the highly cyclical nature of the semiconductor industry and the volatility of our stock. As such, it is the Chief Executive Officer’s view that management and the Compensation Committee must have the flexibility to determine the appropriate executive compensation structure, to allow for a proper mix of cash, equity and other incentives, as market conditions and the cyclicality of the industry dictate over time. As a result, the total cash compensation component (base salary plus bonus) represents a greater portion than the equity component in our total executive compensation structure.

The Compensation Committee annually reviews and approves the total compensation for our executive officers and recommends to the independent members of our Board of Directors the compensation policy and forms of compensation to be received by our executive officers. In setting our executive officers’ overall compensation, the Compensation Committee considers a variety of factors related to Amkor’s performance, including (i) gross profit (“Gross Profit”) as reported in our consolidated financial statements in our annual report on Form 10-K, (ii) pre-tax income before any one-time items and refinancing charges (“Pre-Tax Income”), and (iii) individual performance, as measured by the Compensation Committee based on a subjective review by the Chief Executive Officer of each executive’s performance. Other considerations include Amkor’s business objectives, our fiduciary and corporate responsibilities, competitive practices and trends, and regulatory requirements.

All members of the Compensation Committee are independent directors in accordance with Nasdaq, SEC and Internal Revenue Code rules. The Compensation Committee operates under a written charter that has been approved by the Board of Directors.

Benchmarking

Our principal direct competitors are located outside of the United States and much of their executive compensation data is not readily available as a source for comparative purposes. In 2007, the Compensation Committee retained an independent compensation consultant to provide market information to the Committee in connection with the Committee’s review of executive compensation. As part of its services, the compensation consultant assisted the Committee in identifying other peer companies from our industry for 2007 and surveyed and compiled compensation data from publicly filed documents for the following companies:

Agere Systems Inc.	International Rectifier Corp.	National Semiconductor Corp.
Altera Corporation	Jabil Circuit Inc.	Nvidia Corp.
Analog Devices	KLA-Tencor Corp.	Plexus Corp.
Atmel Corp.	Lam Research Corp.	Sanmina-SCI Corp.
Benchmark Electronics Inc.	LSI Logic Corp.	Solectron Corp.
Broadcom Corp.	Maxim Integrated Products	Spansion Inc.
Celestica Inc.	Micron Technology Inc.	STATS ChipPAC Ltd.
Flextronics International	Molex Inc.	Xilinx Inc.

The Compensation Committee considered the data from the peer companies at a macro level as part of its determination of whether the overall level of compensation for each of our executives was reasonable in light of market conditions. The Compensation Committee did not use the data to establish compensation at a particular benchmark or percentile level.

Our Compensation Program Rewards Individual and Company Performance

Our compensation program is designed to reward high levels of performance at a company and individual level. Our key executive incentive compensation components currently consist of cash bonuses and stock options, both of which are designed to reward our company-wide performance and superior individual performance. In addition, given the volatility of our industry and the impact that volatility has on our variable pay, we also strive to provide competitive base salaries in order to ensure a baseline level of stable income, and health and welfare benefits in order to promote the well-being of our executives.

Our Chief Executive Officer reviews the performance of each of his direct reports on an ongoing basis. Based on this ongoing assessment of performance, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of executive officers. With the exception of the Korean-based severance benefit provided to Mr. KyuHyun Kim, as described in the “Severance Benefits” section below, we have not entered into, and generally do not enter into, individual employment, severance or change-in-control agreements with any of our named executive officers. This gives us the flexibility to enforce adherence to Amkor’s values, ethics and performance standards, as needed and appropriate, without the limitations of contractual obligations that may detract from stockholder value.

Our compensation program is not designed to solely reward continued service. We do not maintain a pension program for our U.S.-based executives, and all salary increases and non-benefit related compensation other than base salary are structured in a manner that rewards performance, not length of service. We do not pay our executive officers retention or stay bonuses.

To that end, our cash-based 2007 Executive Bonus Plan (“2007 Bonus Plan”) was designed to reward executives based on our profitability, as measured by Gross Profit, Pre-Tax Income and individual performance, as measured by the Compensation Committee based on a subjective review by the Chief Executive Officer of each executive’s performance. In addition, although our current long-term incentive program consists of stock option grants that vest over time, the intrinsic nature of a stock option is that it will only provide value to the executives to the extent our stock price increases over the life of the stock option.

Elements of our Compensation Program

Amkor provides two main types of compensation — fixed compensation and variable compensation. Fixed elements of compensation are not correlated directly to any measure of Amkor’s performance and include items such as (i) base salary, (ii) 401(k) matching contributions, (iii) health and welfare benefits, and (iv) limited perquisites and supplemental benefits. Variable elements of compensation are based on performance and include such items as (i) annual performance bonuses, (ii) special incentive bonuses, and (iii) equity awards in the form of options to purchase shares of our common stock. We accrue an amount related to a severance benefit plan on behalf of KyuHyun Kim, President of Amkor Technology Korea and Head of Worldwide Manufacturing Operations, and who is one of our named executive officers. This severance benefit is described further in the “Severance Benefits” section below. With the exception of the foregoing, we do not have any employment, severance or change-in-control arrangements in place with any of our named executive officers.

Base Salary and Annual Incentive Opportunities

We pay base salaries to our U.S.-based executives on a bi-weekly basis. Mr. KyuHyun Kim is paid monthly. The primary purpose of base salaries at Amkor is to provide a stable source of income in order to attract key executives. We also use base salary increases to reward high performing executives and to recognize increases in the scope of an individual’s responsibilities, as applicable. We seek to set base salaries at a level that is sufficient to be attractive to current and prospective executives. The primary factors we consider when setting base salaries include the experience and expertise of the individual, the value of the position to our organization and ongoing strategy, internal equity considerations, and the input of our Chief Executive Officer, James J. Kim. Our Chief Executive Officer’s compensation for 2007 was determined by the Compensation Committee based on the value of Mr. Kim’s strategic guidance and leadership of our company.

We also pay annual cash bonuses to our executives based on the executive’s performance and our annual audited financial results. Given the need for audited financials, we pay annual cash bonuses, if any, in the year following the year during which performance was measured. The primary purpose of the annual cash bonus plan is to focus the attention of key executives on our operational and financial performance. In addition, unlike stock options, our annual cash bonus program allows us to set individual and company-wide goals that are viewed as critical to our overall success on an annual basis. This provides us with the flexibility to adapt our focus and goals as business priorities and executives’ roles change over time. Bonuses are paid to executives for a given year only if the performance goals approved by the independent members of our Board of Directors for that year are achieved.

Our 2007 Bonus Plan provided each executive with a target bonus amount that could be earned based on achievement relative to three goals: (i) Gross Profit (weighted at 50%), (ii) Pre-Tax Income (weighted at 20%), and (iii) an individual performance component (weighted at 30%). The target bonus amount for each named executive officer was approved by the Compensation Committee and was based on our forecasted operating results, the strategic value of the position to the organization’s goals, and the Chief Executive Officer’s recommendation for the executive officers reporting to him. The formula used to determine payments under the 2007 Bonus Plan was approved by the Compensation Committee with the goal of aligning executive cash compensation with our profitability and individual performance.

To that end, the 2007 Bonus Plan used the following payout formula:

•	0% of the target bonus amount if less than 80% of the corporate Gross Profit and Pre-Tax Income goals were achieved, provided, that the 2007 Bonus Plan permits the grant of discretionary bonuses based upon individual performance in an amount up to 15% of the target bonus amount;

•	50% of the target bonus amount if 80% of the corporate Gross Profit and Pre-Tax Income goals were achieved (“threshold”);

•	100% of the target bonus amount if 100% of the corporate Gross Profit and Pre-Tax Income goals were achieved (“target”);

•	150% of the target bonus amount if 120% of the corporate Gross Profit and Pre-Tax Income goals were achieved (“maximum”);

•	the bonus amount attributable to the Gross Profit and Pre-Tax Income goals, if any, is prorated based upon the level of actual performance achieved for each component above 80% up to the maximum (after giving effect to the relative weight ascribed to each); and

•	the bonus amount attributable to individual performance (up to 30% of the target bonus amount) is then determined by the Chief Executive Officer and approved by the Compensation Committee in the case of all executive officers (other than the Chief Executive Officer), and determined and approved by the Compensation Committee in the case of the Chief Executive Officer.

Following the end of 2007, the Compensation Committee compared Amkor’s actual performance to the 2007 Bonus Plan’s performance targets for 2007 and applied the 2007 bonus formula to this actual performance. Applying the pre-established bonus formula to this financial performance resulted in bonuses at 103% of target levels.

For 2007, the target and actual bonus amounts paid to our named executive officers were as follows:

	2007		2007
	Target Bonus		Actual Bonus
Executive	Amount		Amount(1)

James J. Kim	$1,250,000		$1,288,000
Kenneth T. Joyce	340,000		350,000
Joanne Solomon	150,000	(2)	155,000
Oleg Khaykin	550,000		567,000
KyuHyun Kim	350,000		360,000
James M. Fusaro	275,000		283,000

Notes

(1)	Actual bonuses were paid at 103% of target amount based on attainment of the performance criteria in accordance with the payout formula set forth above.

(2)	Ms. Solomon’s target bonus amount was increased from $80,000 in connection with her appointment as an executive officer.

Special Incentive Bonuses

From time to time, Amkor also awards special cash incentive bonuses, as deemed appropriate by the Compensation Committee. The purpose of these payments is to recognize significant individual contributions that would not, in the view of the Compensation Committee, be fully accounted for under our annual cash bonus program. The amount of any special cash incentive award for executive officers is determined and approved by the Compensation Committee and independent members of our Board of Directors. None of our named executive officers received special incentive bonuses during 2007.

Long-term Incentive Compensation

Historically, Amkor has generally made stock option grants to executives on an annual basis with time-based vesting requiring continued service through each vesting date, although options are not always granted each year. The primary purpose of stock option grants at Amkor is to align all executives with each other and stockholders with a common goal of long-term stockholder value creation. Amkor believes that stock options motivate executives by allowing them to share in the value they create for stockholders. With the exception of a stock option grant to Ms. Solomon in connection with her promotion to Chief Financial Officer, we did not grant any stock options to our named executive officers in 2007. Amkor feels that stock options issued with exercise prices equal to fair market value on the date of grant that have a time-based vesting requirement can be an effective tool because the stock options only produce value to the extent that the employee continues to be employed by us and the stock price increases, which in turn creates value for all stockholders.

The number of stock options granted to our executive officers, and the frequency of such option grants is determined by the Chief Executive Officer and approved by the Compensation Committee. Although a number of factors are considered, the number of stock options granted to our executive officers is determined on a case-by-case, discretionary basis, rather than on a formula basis. Factors considered include the input of our Chief Executive Officer, individual performance potential and any retention concerns. In 2006, we engaged a compensation consulting firm to assess our stock option and equity granting procedures and practices and to make recommendations on possible improvements. In February 2007, based on the compensation consulting firm’s review, the Compensation Committee adopted a new Equity Award Policy which covers the procedures for approval and granting of stock options and other equity awards to employees.

We have also structured our compensation programs to comply with Section 409A of the Internal Revenue Code.

Timing of Grants

The Compensation Committee has not granted, nor does it intend in the future to grant, stock options to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. In addition, discretionary stock option grants may not be made during certain “black out” periods established in connection with the public release of earnings information. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on stock option grant dates.

Other Compensation Elements

Health and Welfare Benefits.  Our executives are eligible to participate in benefit programs that are generally available to substantially all salaried, full-time employees, as determined by the country of their employment.

Retirement Benefits.  We do not have a pension plan in place for U.S. employees or executives. We do offer a tax-qualified 401(k) plan that, subject to Internal Revenue Service (“IRS”) limits, allows executives and employees to contribute a portion of their cash compensation on a pre-tax basis to an account that is eligible to receive matching contributions. After one year of employment, we match employee contributions at a rate of 75% of the amount of compensation deferred by the participant, up to a maximum matching contribution of $6,000 per year. The match vests ratably over three years.

KyuHyun Kim, President of Amkor Technology Korea and our Head of Worldwide Manufacturing Operations, participates in a severance program that we provide our Korean executives. This severance program provides executives with a one-time lump sum benefit at the time of separation, which benefit is calculated based on average monthly salary, years of service and seniority.

Perquisites and Personal Benefits.  In addition to the health and welfare benefits generally available to all salaried, full-time employees, Amkor also provides certain named executive officers with annual medical screening. Although they make up a small portion of total compensation for our named executive officers, the purpose of these compensation elements is to promote the continuous well-being of our executives, and to ensure that our most critical employees are able to devote their attention to our ongoing success.

As is customary for senior executives in Korea, we provide KyuHyun Kim with a company-paid car.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to each of our five most highly paid executive officers in a taxable year. Compensation above $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. Stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible provided that they have been granted by a committee whose members are non-employee directors. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy requiring all compensation to be deductible. Approximately $1.3M of the 2007 amounts paid to executive officers did not qualify as performance-based compensation and were not deductible by us.

For 2008, bonuses will be paid to executive officers under the 2007 Bonus Plan approved by our stockholders on August 6, 2007. It is our intent to structure bonus payments under this plan to be deductible under Section 162(m) as performance-based compensation.

Amkor’s stock option practices have been impacted by SFAS No. 123(R). Pursuant to SFAS No. 123(R), awards are measured at their fair value at the date of grant with the resulting compensation expense recognized ratably over the service period which is generally the vesting period of the award.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2007. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

This report is submitted by the Compensation Committee.

Constantine N. Papadakis, Chair
Roger A. Carolin
John F. Osborne

Summary Compensation Table

The following table sets forth compensation earned for services rendered to us and our subsidiaries during each of the last two years by our Principal Executive Officer, Principal Financial Officers serving as executive officers during 2007, and our three other most highly compensated executive officers who were serving as executive officers at the end of 2007 (collectively, our “named executive officers”):

									Change in
									Pension
									Value and
								Non-Equity	Non-Qualified
								Incentive	Deferred
						Stock	Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary(3)		Bonus(3)		Awards	Awards(4)(5)	Compensation(6)	Earnings	Compensation(7)		Total
James J. Kim	2007	$991,346		$—		—	$284,726	$1,288,000	—	$6,000		$2,570,072
Chief Executive Officer	2006	963,846		1,040,000	(8)	—	257,152	—	—	43,692		2,304,690
and Chairman

Kenneth T. Joyce	2007	382,692		—		—	113,177	350,000	—	16,236		862,105
Executive Vice President,	2006	337,692		175,000	(9)	—	104,450	300,000	—	28,594		945,736
Chief Operating Officer and
Chief Administrative Officer (formerly Chief Financial Officer)(1)

Joanne Solomon	2007	257,692		—		—	23,880	155,000	—	6,000		442,572
Corporate Vice President and Chief Financial Officer(2)

Oleg Khaykin	2007	489,423		—		—	129,807	567,000	—	6,000		1,192,230
Executive Vice President and	2006	366,923		—		—	119,628	400,000	—	35,191		921,742
Chief Operating Officer(1)

KyuHyun Kim	2007	468,314	(10)	—		—	80,741	360,000	—	18,714	(10)	927,769	(10)
President, Amkor Technology	2006	423,456	(10)	—		—	73,129	350,000	—	21,781	(10)	868,366	(10)
Korea and Head of Worldwide Manufacturing

James M. Fusaro	2007	357,692		—		—	100,653	283,000	—	9,720		751,066
Corporate Vice President,	2006	355,387	(11)	—		—	92,673	250,000	—	61,061		759,121
Wire Bond Products

Notes

(1)	Mr. Joyce was promoted to Chief Operating Officer in February 2008, succeeding Mr. Khaykin.

(2)	Ms. Solomon was promoted to Corporate Vice President and Chief Financial Officer in November 2007, succeeding Mr. Joyce.

(3)	For 2008, the base salary and target bonus amounts for our named executive officers are: $1,000,000 and $1,750,000 for Mr. James Kim; $500,000 and $500,000 for Mr. Joyce; $375,000 and $319,000 for Ms. Solomon; $490,000 and $392,000 for Mr. KyuHyun Kim; and $400,000 and $300,000 for Mr. Fusaro.

(4)	The amounts in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2007 and 2006, in accordance with SFAS No. 123(R), and may include amounts from awards granted in and prior to 2006 and 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2008. See the Grants of Plan-Based Awards Table below for information on options granted in 2007. These amounts reflect the accounting expense for these awards, and do not correspond to the actual value, if any, that will be recognized by the named executive officers.

(5)	In August 2004, the Compensation Committee of our Board of Directors approved the full vesting of all unvested outstanding employee stock options that were issued prior to July 1, 2004. As a result, the expense for those awards has already been recognized and is not included in the table. See the Outstanding Equity Awards at Year End Table below for more information on outstanding stock option awards.

(6)	Represents amounts paid pursuant to the terms of the 2007 Bonus Plan, which contains both formula-based criteria and discretionary components (that apply only if certain financial criteria are met) which are described in more detail in the Compensation Discussion and Analysis above.

(7)	See the All Other Compensation Table below for additional information.

(8)	Represents the 2006 bonus approved by the Board of Directors based on the same criteria as set forth in the 2006 Bonus Plan for the other executive officers.

(9)	Represents the special cash incentive award to recognize Mr. Joyce’s contributions on key projects during 2006, such as realignment of the debt components of our capital structure through a series of complex financings, which also resulted in a significant reduction in interest expense on a going forward basis.

(10)	The amounts have been converted from Korean Won based on the monthly average rate for the years ended December 31, 2007 and 2006.

(11)	We included $43,560 of ordinary income under the IRS rules governing the disposition of stock options.

All Other Compensation Table

All Other Compensation amounts in the Summary Compensation Table consist of the following:

							Proceeds from
							Amending	One-Time
							Outstanding	Auto	Collective		Insurance	Executive
		Auto		Tax		401(k)	Stock	Allowance	Insurance by		Obligated by	Medical
Name		Fringe(1)		Gross-Ups(2)		Match(3)	Options(4)	Payments(5)	Company(6)		Government(7)	Exam(8)	Total

James J. Kim	2007	$—		$—		$6,000	$—	$—	$—		$—	$—	$6,000
	2006	6,437		2,840		6,000	—	28,000	—		—	415	43,692
Kenneth T. Joyce	2007	—		—		6,000	—	—	—		—	10,236	16,236
	2006	5,109		2,426		6,000	—	14,000	—		—	1,059	28,594
Joanne Solomon	2007	—		—		6,000	—	—	—		—	—	6,000
Oleg Khaykin	2007	—		—		6,000	—	—	—		—	—	6,000
	2006	9,272		4,403		6,000	—	14,000	—		—	1,516	35,191
KyuHyun Kim	2007	7,266	(9)	798	(9)	—	—	—	105	(9)	10,545(9)	—	18,714	(9)(10)
	2006	13,429	(9)	1,178	(9)	—	—	—	97	(9)	7,077(9)	—	21,781	(9)(10)
James M. Fusaro	2007	—		—		6,000	—	—	—		—	3,720	9,720
	2006	10,916		5,185		6,000	24,960	14,000	—		—	—	61,061

Notes

(1)	Represents personal use of leased automobiles and related charges paid by us for our named executive officers as follows: Mr. J. Kim — $5,437 for personal use and $1,000 in fuel charges; Mr. Joyce — $4,125 for personal use and $984 in fuel charges; Mr. Khaykin — $7,750 for personal use and $1,522 in fuel charges; Mr. Fusaro — $9,750 for personal use and $1,166 in fuel charges. For KyuHyun Kim, represents the cost to us of the following automobile related items including repairs, fuel, tolls, parking fees and insurance premiums, totaling $7,266 in 2007 and $13,429 in 2006.

(2)	Represents consideration paid by us to the executive for taxes related to company-provided perquisites.

(3)	Represents our matching contributions to the participants’ 401(k) accounts.

(4)	Represents consideration from us related to amending the exercise price of outstanding stock options to increase the exercise price to the fair market value on the date of grant.

(5)	Represents a one-time payment related to termination of the program under which certain executives had the use of company vehicles or company-owned vehicles.

(6)	Represents supplemental company-paid collective insurance premiums for a policy where Amkor is not the beneficiary.

(7)	Represents supplemental company-paid premiums for insurance for which we are not the beneficiary (as obligated by the Korean government).

(8)	Represents the cost to us of a comprehensive annual physical examination made available to our executive officers.

(9)	Converted from Korean Won based on the monthly average rate for the years ended December 31, 2007 and 2006.

(10)	We have access to a golf club membership that is used by Mr. KyuHyun Kim and other executives to entertain clients and for their personal use. Due to the flat fee nature of the membership and the fact that Mr. Kim is responsible for any personal charges incurred at the club, there is no incremental cost to us related to the personal use of the club membership and therefore no value has been ascribed to this item.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock option awards granted to the named executive officers for the year ended December 31, 2007.

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise	Fair
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Stock and
		Plan Awards			Plan Awards			Stock or	Underlying	Option	Option
Name	Grant Date	Threshold	Target	Maxim	Threshold	Target	Maximum	Units	Options(#)(1)	Awards(2)	Awards(3)

Joanne Solomon	11/13/07	—	—	—	—	—	—	—	50,000	$8.42	$248,790

Notes

(1)	Represents the number of stock options granted to our named executive officers during our year ended December 31, 2007. This option was granted in connection with Ms. Solomon’s promotion to Chief Financial Officer and appointment as an executive officer. The option was granted under the 1998 Stock Plan with a term of 10 years, subject to earlier termination upon certain events related to termination of employment. The option vests over four years with 25% of the shares subject to the option vesting on the first anniversary of the grant date and with 1/48th of the shares subject to the option vesting monthly thereafter. Upon a qualified retirement, the option will continue to vest for an additional twelve (12) months following the date of retirement. The optionee will then have thirty (30) days following such twelve (12) month period to exercise the option, provided that, in no event shall the option be exercisable beyond the expiration date.

(2)	All options were granted at fair market value (closing price for our common stock on the date of grant, as reported by Nasdaq).

(3)	The indicated present value amounts are based on the Black-Scholes option pricing model. For purposes of the Black-Scholes model, we assumed a volatility of 69.8%, a risk-free rate of return of 3.9%, a dividend yield of 0%, and an expected life of 4.7 years. Actual gains, if any, on exercise will be dependent on a number of factors, including our future performance and performance of our common stock, and overall market conditions as well as the holders’ continued employment through the vesting period. As a result, the indicated present values may vary substantially from actual realized values.

Outstanding Equity Awards at Year-End

The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by our named executive officers as of December 31, 2007. There are no other stock awards currently outstanding and held by our named executive officers.

			Equity Incentive
			Plan Awards:
	Number of	Number of	Number
	Securities	Securities	of Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options	Options	Unearned	Exercise	Expiration
Name	Exercisable(#)(1)	Unexercisable(#)	Options(#)	Price	Date

James J. Kim	250,000	—	—	$10.79	2/22/2013
	250,000	—	—	12.40	6/26/2013
	46,250	13,750(2)	—	5.31	11/12/2014
	—	95,000(3)	—	7.00	2/13/2016
Kenneth T. Joyce	15,000	—	—	11.00	5/1/2008
	8,000	—	—	9.06	5/7/2009
	40,000	—	—	10.79	2/4/2011
	40,000	—	—	10.79	4/4/2012
	70,000	—	—	10.79	2/22/2013
	100,000	—	—	12.40	6/26/2013
	34,687	10,313(2)	—	5.31	11/12/2014
	—	30,000(3)	—	7.00	2/13/2016
Joanne Solomon	4,000	—	—	10.79	4/4/2012
	5,000	—	—	10.79	2/28/2011
	5,000	—	—	10.79	2/22/2013
	7,000	—	—	12.40	6/26/2013
	5,000	—	—	14.21	9/30/2013
	4,750	1,250(5)	—	5.71	10/27/2014
		4,000(3)	—	7.00	2/13/2016
	—	50,000(6)	—	8.42	11/13/2017
Oleg Khaykin	150,000	—	—	9.18	5/12/2013
	10,000	—	—	12.40	6/26/2013
	38,541	11,459(2)	—	5.31	11/12/2014
	—	35,000(3)	—	7.00	2/13/2016

			Equity Incentive
			Plan Awards:
	Number of	Number of	Number
	Securities	Securities	of Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options	Options	Unearned	Exercise	Expiration
Name	Exercisable(#)(1)	Unexercisable(#)	Options(#)	Price	Date

KyuHyun Kim	50,000	—	—	10.79	2/4/2011
	40,000	—	—	13.00	2/22/2012
	35,000	—	—	10.79	4/4/2012
	50,000	—	—	12.40	6/26/2013
	15,833	4,167(4)	—	4.93	10/27/2014
	—	25,000(3)	—	7.00	2/13/2016
James M. Fusaro	1,000	—	—	11.00	5/1/2008
	5,000	—	—	9.06	5/7/2009
	5,000	—	—	10.79	2/4/2011
	10,000	—	—	13.00	2/22/2012
	7,000	—	—	10.79	4/4/2012
	10,000	—	—	10.79	11/1/2012
	8,000	—	—	10.79	5/9/2013
	25,000	—	—	12.40	6/26/2013
	23,666	8,334(5)	—	5.71	10/27/2014
	—	25,000(3)	—	7.00	2/13/2016

Notes

(1)	During August 2004, the Compensation Committee of our Board of Directors approved the full vesting of all unvested outstanding employee stock options that were issued prior to July 1, 2004.

(2)	The option was granted on November 12, 2004 with the following vesting schedule: 25% of the options became exercisable 12 months after the grant date with 1/48th of the options becoming exercisable each month thereafter.

(3)	The option was granted on February 13, 2006 with the following vesting schedule: 100% of the options became exercisable 24 months after the grant date.

(4)	The option was granted on October 27, 2004 with the following vesting schedule: 25% of the options became exercisable 12 months after the grant date with 1/48th of the option shares becoming exercisable each month thereafter.

(5)	The option was granted on October 27, 2004 with the following vesting schedule: 25% of the option became exercisable 12 months after the grant date with 1/48th of the option shares becoming exercisable each month thereafter. In exchange for cash payments of $4,680 to Ms. Solomon and $24,960 to Mr. Fusaro, these stock options were amended in December 2006 to increase the exercise price from $4.93 to $5.71, the fair market value on the date of grant.

(6)	The option was granted on November 13, 2007 with the following vesting schedule: The option vests over four years with 25% of the option becoming exercisable on the first anniversary of the grant date and 1/48th of the shares subject to the option vesting monthly thereafter.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise by the named executive officers during 2007. There are no stock awards currently outstanding and held by our named executive officers.

	Option Awards
	Shares Acquired	Value Realized
Name	on Exercise(#)	on Exercise

James J. Kim	250,000	$427,500

Severance Benefits

None of our U.S. executives has a pension benefit or post-retirement health coverage arrangement provided by Amkor. KyuHyun Kim participates in a severance benefit program under which Korean executives are entitled to a one-time lump sum benefit at the time of separation. This amount is calculated based on average monthly salary, years of service and seniority. Under this severance benefit, Mr. KyuHyun Kim will be entitled to certain benefits upon termination of his employment with Amkor, as follows:

Event
Involuntary
	Voluntary	Early	Normal	Not for	For Cause	Change-in
Compensation Component	Resignation	Retirement	Retirement(1)	Cause	Termination	Control	Death	Disability

Korean Severance Liability Plan	$2,316,379	$2,316,379	$2,316,379	$2,316,379	$2,316,379	$2,316,379	$2,316,379	$2,316,379
Form of Payment(2)(3)	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum

Notes

(1)	There is no normal retirement age for executives under the Korean Severance Liability Plan. The values presented assume Mr. Kim’s termination of employment at December 31, 2007.

(2)	Mr. Kim’s benefit is payable in the form of a lump sum which is calculated directly based on average monthly salary, years of service and seniority on the date of separation. The lump sum is payable immediately upon separation without any adjustment. As such, there is no conversion of an annuity to a lump sum and, thus, no need for assumptions concerning either mortality or a discount rate.

(3)	The exchange rate from Korean Won to U.S. dollars was based on the spot rate on December 31, 2007.

Post Employment Compensation

As described in Compensation Discussion and Analysis above, our named executive officers are employees at will and do not have employment, change-in-control or severance agreements with us. The information and related tables presented below reflect the amount of compensation that would become payable to our named executive officers upon certain events if the named executive officer’s employment had terminated on December 31, 2007. The figures shown are based on Amkor’s closing stock price on that date and any actual amounts paid under these scenarios, should they occur in the future, may be different. For purposes of this section, we have excluded amounts that would become payable under programs that are generally available to Amkor’s salaried employees (e.g., our 401(k) plan and Company-provided life insurance).

Cash Payments upon Termination of Service

Amkor does not have any executive contracts or agreements that provide for cash severance payments for terminations of any kind for U.S.-based executives. Furthermore, there is no policy that obligates us to pay severance under any circumstances. In the past, we have had an informal practice regarding severance payments where employees whose service is involuntarily terminated due to a reduction in force have generally received three weeks of base salary pay for their first year of service and one week of base salary for every year of service thereafter. This practice and formula has been used typically for non-executive officers. For executives, our past practice has generally ranged from providing six to twelve months of base salary and in one case, approximately 24 months. Mr. KyuHyun Kim participates in a severance benefit plan whereby he will be entitled to certain benefits upon termination of employment with Amkor. These benefits are described under the Severance Benefits section above.

Treatment of Equity upon Termination

Our stock incentive plans and related award agreements provide that upon termination or death, unvested shares revert to the plans under which they were granted except upon a change in control or upon retirement for shares granted after April 4, 2001. The following table shows the additional vesting, if any, for unvested stock option awards and the exercise periods for vested stock option awards, if applicable, should the following events occur.

Treatment of Outstanding Stock Options upon Various Events
Involuntary
Voluntary	Normal	Not for	For Cause	Change in
Resignation	Retirement(1)(2)	Cause	Termination	Control	Death	Disability

No additional vesting; up to 3 months to exercise	No additional vesting; up to 12 months to exercise	No additional vesting; up to 3 months to exercise	No additional vesting; up to 3 months to exercise	Accelerated vesting (if not assumed); up to 90 days to exercise	No additional vesting; up to 12 months to exercise	No additional vesting; up to 12 months to exercise

Notes

(1)	Normal Retirement is defined as termination of service on or after the date when the sum of (i) the optionee’s age (rounded down to the nearest whole month), plus (ii) the number of years (rounded down to the nearest whole month) that the optionee has provided services equals or is greater than seventy-five (75).

(2)	Shares granted after April 4, 2001 will continue to vest for 12 months following the optionee’s retirement. The optionee has an additional 30 days after such 12 month period to exercise the options.

Based on the treatment outlined in the preceding table, the following table shows the value attributable to the acceleration of vesting for outstanding stock options, if applicable, under each event. The value shown is based on a termination date of December 31, 2007 using the closing price of our common stock on that date, which was $8.53.

	Gain Related to Accelerated Vesting of Outstanding Stock Options
			Involuntary
	Voluntary	Normal	Not for	For Cause	Change-in
Compensation Component	Resignation	Retirement	Cause	Termination	Control	Death	Disability

James J. Kim	—	$189,625	—	—	$189,625	—	—
Kenneth T. Joyce	—	79,108	—	—	79,108	—	—
Joanne Solomon	—	5,015	—	—	9,025	—	—
Oleg Khaykin	—	90,448	—	—	90,448	—	—
KyuHyun Kim	—	53,252	—	—	53,252	—	—
James M. Fusaro	—	57,051	—	—	57,051	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of February 29, 2008 by:

•	each person or entity who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our directors; and

•	each named executive officer.

Beneficial Ownership(a)

	Number of	Percentage
	Shares	Ownership
Name and Address	(#)(a)	(%)

James J. Kim Family Control Group(b)	87,563,175	44.59%
1900 S. Price Road, Chandler, AZ 85286
FMR LLC(c)	26,490,364	14.53
82 Devonshire Street, Boston, MA 02109
Roger A. Carolin(d)	26,668	*
Winston J. Churchill(e)	86,201	*
James M. Fusaro(f)	115,349	*
Kenneth T. Joyce(g)	362,716	*
Oleg Khaykin(h)	10,000	*
James J. Kim(i)	27,933,374	14.83
John T. Kim(j)	38,915,090	20.44
KyuHyun Kim(k)	225,446	*
John F. Osborne	3,000	*
Constantine N. Papadakis(l)	16,668	*
Joanne Solomon(m)	38,003	*
James W. Zug(n)	75,101	*
All directors and named executive officers(o)	67,807,616	34.38

Notes

*	Represents less than 1%.

(a)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any share over which the individual or entity has voting power or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that will become exercisable on or before April 29, 2008 are deemed outstanding. Unless otherwise indicated, each person or entity has sole voting and investment power with respect to shares shown as beneficially owned.

(b)	Represents 27,933,374 shares held by James J. Kim of which 646,250 shares are issuable upon exercise of stock options that will become exercisable on or before April 29, 2008, and 5,340,454 shares that are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013; 23 shares held by Agnes C. Kim; 17,155,857 shares held by David D. Kim, of which 2,698,513 shares are subject to shared voting and investment power; 29,363,309 shares held by Susan Y. Kim, of which 23,105,965 shares are subject to shared voting and investment power; 38,915,090 shares held by John T. Kim, of which 16,668 shares are issuable upon exercise of stock options that will become exercisable on or before April 29, 2008 and 14,457,344 shares held by the John T. Kim Trust of 12/31/87; 24,441,078 shares are subject to shared voting and investment power and 8,010,678 of these shares are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013;

14,457,344 shares held by the David D. Kim Trust of 12/31/87; 6,257,344 shares held by the Susan Y. Kim Trust of 12/31/87; 2,733,334 shares held by the Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Alexandra Panichello, all of which are subject to shared voting and investment power; 2,733,333 shares held by the Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Jacqueline Panichello, all of which are subject to shared voting and investment power; and 2,733,333 shares held by the Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Dylan Panichello, all of which are subject to shared voting and investment power; 1,345,113 shares, held by the Trust U/D of James J. Kim dated 10/3/94 f/b/o Jacqueline Mary Panichello; 1,345,113 shares held by the Trust U/D of James J. Kim dated 12/24/92 f/b/o Alexandra Kim Panichello; 1,345,113 shares held by the Trust U/D of James J. Kim dated 10/15/01 f/b/o Dylan James Panichello; 1,345,113 shares held by the Trust U/D of James J. Kim dated 10/15/01 f/b/o Allyson Lee Kim; 1,345,113 shares held by the Trust U/D of James J. Kim dated 11/17/03 f/b/o Jason Lee Kim, of which, with respect to each of the foregoing amounts of 1,345,113 shares, 1,335,113 shares are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013 and all of which are subject to shared voting and investment power; 1,335,113 shares held by the Trust U/D of James J. Kim dated 11/11/05 f/b/o Children of David D. Kim, all of which are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013 and are subject to shared voting and investment power; 1,363,400 shares held by the James J. Kim 2008 Trust f/b/o Alexandra Kim Panichello and Descendants and are subject to shared voting and investment power; 1,363,400 shares held by the James J. Kim 2008 Trust f/b/o Jacqueline Mary Panichello and Descendants and are subject to shared voting and investment power; 1,363,400 shares held by the James J. Kim 2008 Trust f/b/o Dylan James Panichello and Descendants and are subject to shared voting and investment power; 2,726,800 shares held by the James J. Kim 2008 Trust f/b/o Descendants of John T. Kim and are subject to shared voting and investment power; and 1,363,400 shares are held by the James J. Kim 2008 Trust f/b/o Descendents of David D. Kim and are subject to shared voting and investment power.

Each of the individuals and the trusts listed above may be deemed members of a group under Section 13(d) of the Exchange Act consisting of members of James J. Kim’s family and trusts established for the benefit of James J. Kim’s children and grandchildren (the “James J. Kim Family”), who each exercise voting or investment power with respect to the shares of common stock in concert with members of the James J. Kim Family. James J. and Agnes C. Kim are husband and wife. David D. Kim, John T. Kim and Susan Y. Kim are the children of James J. and Agnes C. Kim. Each of the David D. Kim Trust of December 31, 1987, the John T. Kim Trust of December 31, 1987 and the Susan Y. Kim Trust of December 31, 1987 has as their sole trustee David D. Kim, John T. Kim and Susan Y. Kim, respectively. Susan Y. Kim is the parent of Alexandra Panichello, Jacqueline Panichello and Dylan Panichello and is the co-trustee of each of her children’s trusts along with John T. Kim. These trusts are as follows: Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Alexandra Panichello, Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Jacqueline Panichello, and Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Dylan Panichello. James J. Kim has established trusts for each of the children of Susan Y. Kim, John T. Kim, and David D. Kim as follows: Trust U/D of James J. Kim dated 10/3/94 f/b/o Jacqueline Mary Panichello (John T. Kim and Susan Y. Kim as co-trustees), Trust U/D of James J. Kim dated 12/24/92 f/b/o Alexandra Kim Panichello (John T. Kim and Susan Y. Kim as co-trustees), Trust U/D of James J. Kim dated 10/15/01 f/b/o Dylan James Panichello (John T. Kim and Susan Y. Kim as co-trustees), Trust U/D of James J. Kim dated 10/15/01 f/b/o Allyson Lee Kim (John T. Kim and Susan Y. Kim as co-trustees), Trust U/D of James J. Kim dated 11/17/03 f/b/o Jason Lee Kim (John T. Kim and Susan Y. Kim as co-trustees), the Trust U/D of James J. Kim dated 11/11/05 f/b/o Children of David D. Kim (John T. Kim and David D. Kim as co-trustees), James J. Kim 2008 Trust f/b/o Alexandra Kim Panichello and Descendants (John T. Kim and Susan Y. Kim as co-trustees), James J. Kim 2008 Trust f/b/o Jacqueline Mary Panichello and Descendants (John T. Kim and Susan Y. Kim as co-trustees), James J. Kim 2008 Trust f/b/o Dylan James Panichello and Descendants (John T. Kim and Susan Y. Kim as co-trustees), James J. Kim 2008 Trust f/b/o Descendants of John T. Kim (John T. Kim and Susan Y. Kim as co-trustees) and James J. Kim 2008 Trust f/b/o Descendants of David D. Kim (David D. Kim, John T. Kim and Susan Y. Kim as co-trustees). The trustees of each trust may be deemed to be the beneficial owners of the shares held by such trust.

The James J. Kim Family may be deemed to have beneficial ownership of 87,563,175 shares or approximately 44.59% of the outstanding shares of common stock. Each of the foregoing persons stated that the filing of their beneficial ownership reporting statements shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the shares of common stock reported as beneficially owned by the other such persons.

(c)	As reported by FMR LLC and Edward C. Johnson 3d, chairman of FMR LLC, on a Schedule 13G/A filed with the SEC on February 14, 2008 FMR LLC reported that it has sole voting power with respect to 665,520 shares and sole investment power for 26,490,364 shares. Mr. Johnson reported he has sole voting and investment power for 26,490,364 shares.

(d)	Includes 16,668 shares issuable upon the exercise of stock options that will become exercisable by Mr. Carolin on or before April 29, 2008.

(e)	Includes 65,001 shares issuable upon the exercise of stock options that will become exercisable by Mr. Churchill on or before April 29, 2008.

(f)	Includes 114,000 shares issuable upon the exercise of stock options that will become exercisable by Mr. Fusaro on or before April 29, 2008.

(g)	Includes 341,437 shares issuable upon the exercise of stock options that will become exercisable by Mr. Joyce on or before April 29, 2008.

(h)	Includes 10,000 shares issuable upon the exercise of stock options that will become exercisable by Mr. Khaykin on or before April 29, 2008.

(i)	Includes 646,250 shares issuable upon the exercise of options that will become exercisable on or before April 29, 2008 and 5,340,454 shares that are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013. Does not include 23 shares owned by Agnes C. Kim, Mr. Kim’s spouse, of which Mrs. Kim has sole voting and investment power. Mr. James J. Kim disclaims beneficial ownership of such 23 shares.

(j)	Includes 16,668 shares issuable upon the exercise of options that will become exercisable on or before April 29, 2008 and 14,457,344 shares held by the John T. Kim Trust of 12/31/87, of which John T. Kim, has sole voting and investment power, and 24,441,078 shares held by various trusts established for the children of Susan Y. Kim, John T. Kim and David D. Kim, of which Mr. John T. Kim as co-trustee has shared voting and investment power; 8,010,678 of these shares are issuable upon conversion of convertible notes which are convertible at any time prior to the maturity date of December 1, 2013. Mr. John T. Kim disclaims beneficial ownership of such 24,441,078 shares.

(k)	Includes 217,500 shares issuable upon the exercise of stock options that will become exercisable by Mr. KH Kim on or before April 29, 2008.

(l)	Includes 16,668 shares issuable upon the exercise of stock options that will become exercisable by Dr. Papadakis on or before April 29, 2008.

(m)	Includes 35,250 shares issuable upon the exercise of stock options that will become exercisable by Ms. Solomon on or before April 29, 2008.

(n)	Includes 43,334 shares issuable upon the exercise of stock options that will become exercisable by Mr. Zug on or before April 29, 2008.

(o)	Includes 1,522,776 shares issuable upon the exercise of stock options that will become exercisable on or before April 29, 2008 and 13,351,132 shares issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC and the National Association of Securities Dealers, Inc. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish Amkor with copies of all forms that they file pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no other reports were required for such persons, Amkor believes that all Section 16(a) filing requirements applicable to our officers, directors and ten-percent stockholders were complied with in a timely fashion during 2007, with the exception one report on Form 4 for Mr. Osborne which was filed one day late.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008.

PricewaterhouseCoopers has served as our independent registered public accounting firm since 2000. The Board of Directors expects that representatives of PricewaterhouseCoopers will attend the Annual Meeting to make a statement if they desire to do so, and will be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

The Board unanimously recommends a vote FOR the ratification of appointment of
PricewaterhouseCoopers as our independent registered public accounting firm for 2008.

Fees Paid to PricewaterhouseCoopers

The following table shows the fees paid by us to PricewaterhouseCoopers LLP, our independent registered public accounting firm, or accrued by us for years 2007 and 2006.

	Year Ended
	December 31,
	2007	2006
	(In thousands)

Audit fees	$3,311	$4,507
Audit-related fees(1)	49	39
Tax fees(2)	613	620
All other fees	2	33

Total	$3,975	$5,199

Notes

(1)	Audit-related fees consist of fees associated with employee benefit plan audits.

(2)	Tax fees consist primarily of fees associated with tax compliance and consulting services.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm, PricewaterhouseCoopers, in accordance with the Amkor Audit and Non-Audit Services Pre-Approval Policy. This policy provides for pre-approval of audit, audit-related, tax services and other services specifically described by the Audit Committee. The policy also provides for the general approval of additional individual engagements, which, if they exceed certain pre-established thresholds, must be separately approved by the Audit Committee.

This policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such pre-approval decisions must be reported to the Audit Committee. All of the services provided by PricewaterhouseCoopers during the year ended December 31, 2007 were approved by the Audit Committee. Additionally, the Audit Committee concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to oversee Amkor’s accounting and financial reporting processes on behalf of the Board of Directors. The Audit Committee is comprised solely of independent directors, as defined in the Nasdaq listing standards and SEC regulations, and it operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.

The Audit Committee’s overall responsibility is one of oversight. Management is responsible for Amkor’s consolidated financial statements as well as for maintaining effective internal controls over financial reporting, disclosure controls and procedures, compliance with laws and regulations and applicable ethical business standards. The independent registered public accounting firm is responsible for performing audits of Amkor’s consolidated financial statement and the effectiveness of Amkor’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing reports thereon. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting.

In performing its oversight function, the Audit Committee:

(1) reviewed and discussed with management Amkor’s audited consolidated financial statements for the year ended December 31, 2007;

(2) discussed with Amkor’s independent registered public accounting firm the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T; and

(3) received the written disclosures and the letter from Amkor’s independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, as adopted by the PCAOB in Rule 3600T, and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee considered whether the provision of non-audit services by Amkor’s independent registered public accounting firm is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee concluded that the independent registered public accounting firm is independent from Amkor and their management.

Based on all of the foregoing, the Audit Committee recommended to the Board of Directors that Amkor’s audited consolidated financial statements for the year ended December 31, 2007 be included in Amkor’s Annual Report on Form 10-K and filed with the SEC. The Audit Committee also selected PricewaterhouseCoopers as Amkor’s independent registered public accounting firm for the year ending December 31, 2008.

The foregoing report has been furnished by the following directors and members of the Audit Committee:

James W. Zug, Chair
Roger A. Carolin
John F. Osborne

INCORPORATION BY REFERENCE

The information contained above under the captions “Report of the Compensation Committee of the Board of Directors” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as provided therein, or to the liabilities of Section 18 of the Exchange Act of 1934, except to the extent that we specifically request such information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 of Exchange Act of 1934. In addition, this Proxy Statement contains references to several website addresses. The information on these websites is not part of this Proxy Statement.

ANNUAL REPORT ON FORM 10-K

Our annual report on Form 10-K for the year ended December 31, 2007 is being mailed prior to or with this proxy statement to stockholders entitled to notice of the Annual Meeting.

WE WILL PROVIDE EACH BENEFICIAL OWNER OF OUR SECURITIES AS OF THE RECORD DATE WITH A COPY OF THE COMPANY’S 2007 ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT CHARGE, BY FIRST CLASS MAIL, PROMPTLY UPON RECEIPT OF A WRITTEN OR ORAL REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE DIRECTED TO AMKOR’S CORPORATE SECRETARY, AMKOR TECHNOLOGY, INC., 1900 SOUTH PRICE ROAD, CHANDLER, ARIZONA 85286, TELEPHONE: (480) 821-5000.

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Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 5, 2008.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/amkr • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - James J. Kim	☐	☐	02 - Roger A. Carolin	☐	☐	03 - Winston J. Churchill	☐	☐
	04 - John T. Kim	☐	☐	05 - Constantine N. Papadakis	☐	☐	06 - John F. Osborne	☐	☐
	07 - James W. Zug	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of our independent registered public accounting firm for 2008.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

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To our Stockholders:
     You are cordially invited to attend the Annual Meeting of Stockholders of Amkor Technology, Inc. The Annual Meeting will be held on Monday, May 5, 2008 at 10:00 a.m., at the Crowne Plaza Valley Forge Hotel, located at 260 Mall Blvd., King of Prussia, PA 19406, telephone (610) 265-7500.
     The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.
     We also encourage you to read the Annual Report. It includes information about our company, as well as our audited financial statements. A copy of our Annual Report was previously sent to you or is included with this Proxy Statement.
     Please use this opportunity to take part in the affairs of Amkor by voting on the business to come before this meeting. Whether or not you plan to attend the meeting in person, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or submit your proxy by internet or telephone to ensure that your shares are represented at the Annual Meeting. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.
     We look forward to seeing you at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 5, 2008. The Proxy Statement for the 2008 Annual Meeting of Stockholders and our Annual Report to Stockholders for the year ended December 31, 2007 are available at: www.edocumentview.com/amkr.

Sincerely,

James J. Kim
Chairman of the Board and
Chief Executive Officer

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Amkor Technology, Inc.

1900 South Price Road
Chandler, Arizona 85286
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 5, 2008
The undersigned hereby appoints James J. Kim and Kenneth T. Joyce the proxies (each with power to act alone and with power of substitution) of the undersigned to represent and vote the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amkor Technology, Inc. to be held on May 5, 2008, and at any postponement or adjournment thereof, as hereinafter specified, and in their discretion, upon such other matters as may properly come before the meeting.
IF THIS CARD IS PROPERLY EXECUTED, SHARES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSAL 2.
You are encouraged to specify your choice by marking the appropriate boxes on the reverse side. On matters which you do not specify a choice, your shares will be voted in accordance with the recommendation of Amkor’s Board of Directors. Please mark, sign, date and return this proxy promptly using the enclosed envelope.
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.